Exhibit 10.4


                          EXCLUSIVE LICENSE AGREEMENT
                          ---------------------------
                                   (SK#4771)


This Agreement is effective on the date last subscribed below (the "Effective Date"), and is by and between SLOAN-KETTERING INSTITUTE FOR CANCER RESEARCH (hereinafter referred to as "SKI"), a New York membership corporation with principal offices at 1275 York Avenue, New York, New York 10021, and ANGIOGENEX INC. a corporation organized under the laws of the State of New York, with offices at 1001 4th Ave Plaza, Seattle WA 98154 ("LICENSEE").


                                  WITNESSETH
                                  ----------

      WHEREAS, SKI is the owner of the INVENTION defined below and of the corresponding Patent Rights; and

      WHEREAS, SKI desires to have the Patents Rights utilized in the public interest and is willing to grant a license to its interest thereunder; and

      WHEREAS, LICENSEE seeks to commercially develop the Patent Rights through a thorough, vigorous and diligent program of exploiting the Patent Rights whereby public utilization shall result therefrom; and

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:


                            ARTICLE I - DEFINITIONS
                            -----------------------

For the purpose of this Agreement, the following words and phrases shall have the following meanings:

      1.1 "Invention" shall mean the inventions described in the provisional United States patent application entitled "Inhibitor of Differentiation Knockout Mammals And Methods of Use Thereof" prepared by Kenyon & Kenyon, filed on March 8, 2000 and the provisional United States patent application entitled "METHOD FOR MODULATING TUMOR GROWTH AND METASTASIS OF TUMOR CELLS" prepared by Gibbons, Del Deo, Dolan, Griffinger & Vecchione, filed on March 8, 2000 and the related know-how and materials.

      1.2 "Affiliate" shall mean any person, firm, corporation or other entity controlling, controlled by, or under common control with a party hereto. The term "control" wherever used throughout this Agreement shall mean ownership, directly or indirectly, of 50% or more of the equity capital. Other than LICENSEE, any corporation, company, partnership, joint venture, firm, individual or other entity which does not come within this definition shall be a "Non-Affiliate".

      1.3 "Patent Rights" shall mean all of the following SKI intellectual property:

      (a) The provisional United States patent application entitled "Inhibitor of Differentiation Knockout mammals And Methods of Use Thereof" prepared by Kenyon & Kenyon, filed on March 8, 2000 and the provisional United States patent application entitled "METHOD FOR MODULATING TUMOR GROWTH AND METASTASIS OF TUMOR CELLS" prepared by Gibbons, Del Deo, Dolan, Griffinger & Vecchione, filed on March 8, 2000;

      (b) resulting United States and foreign patents issued from the above draft applications, and from divisionals and continuations of these draft applications;

      (c) claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in the above draft patent applications;

      (d) any reissues or re-examinations of patents described in (a), (b), or (c), above.

      1.4 A "Licensed Product" shall mean any product or part thereof developed by or on behalf of LICENSEE which:

      (a) is covered in whole or in part by a Valid Claim contained in the Patent Rights in the country in which any product is made, used, commercialized or sold; or

      (b) is manufactured by using a process which is covered in whole or in part by a Valid Claim contained in the Patent Rights in the country in which any such process is used or in which any such product is used or sold.

      1.5 A "Licensed Process" shall mean any process which is covered in whole or in part by a Valid Claim contained in the Patent Rights in any country in which such process is practiced.

      1.6 "Net Sales" shall mean LICENSEE's, its Affiliate's and its sublicensee's billings for sales of Licensed Products or Licensed Processes produced hereunder less the sum of the following:
      (a)   Discounts allowed in amounts customary in the trade;
      (b) Sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;
      (c)   Outbound transportation prepaid or allowed;
      (d)   Amounts allowed or credited on returns or recalls; and
      (e)   Bad debts and uncollectible receivables.

      No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE or Affiliates and on its payroll, or for cost of collections. Licensed Products shall be considered "sold" when billed or invoiced.

      1.7 "Royalty Year" shall mean each twelve month period commencing January 1 and ending December 31 during the term of this Agreement.

      1.8 "Field of Use" shall mean the use of the Invention in the field of therapeutic, diagnostic, and screening uses.

      1.9 "First Commercial Sale" shall mean, with respect to a Licensed Product, the first sale by LICENSEE or its sublicensees for end use or consumption of such Licensed Product in a country after all required approvals, including without limitation Health Registrations, have been granted by the governing Regulatory Authority of such country.

      1.10 "Health Registrations" shall mean the technical, medical and scientific licenses, registrations, authorizations and/or approvals of a Product (including any prerequisite manufacturing approvals or authorizations related thereto) that are required or deemed necessary by any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau or other governmental entity, and any pricing, third party reimbursement approvals and labeling approvals required or deemed necessary for the manufacture,
distribution                               , use or sale of such Product.

      1.11 "Regulatory Authority" shall mean the applicable government regulatory authority in each country involved in granting the Health Registrations for any Licensed Product. Such term includes, without limitation, the United States Food and Drug Administration and any successor agency thereto and the Committee on Proprietary Medicinal Products of the
European Co                            mmunity and any successor thereto.

      1.12 "Valid Claim" shall mean a claim of an issued and unexpired patent under Patent Rigths affording protection for Invention, that has not lapsed, been revoked or abandoned or held unenforceable or invalid by a final decision of a court or other appropriate body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.


                             ARTICLE II - LICENSE
                             --------------------

      2.1 SKI hereby grants to LICENSEE a sole and exclusive worldwide right and license in the Field of Use, including the right to sublicense, to make, have made, use, lease, commercialize and sell Licensed Products and to use Licensed Processes derived from the Invention until the Patent Rights expire, unless this Agreement is terminated before that time according to the terms hereof, and subject to the rights reserved or observed in Section 2.2 below.

      2.2 Notwithstanding any other provisions of this Agreement, it is agreed that SKI shall retain the right to practice the licensed Patent Rights for its own non-commercial teaching, non-commercial research and non-commercial patient care activities.

      2.3 LICENSEE hereby agrees that every sublicensing agreement to which it shall be party and which shall relate to the rights, privileges and license granted hereunder shall contain a statement describing the date upon which LICENSEE'S exclusive rights, privileges and license hereunder shall terminate.

      2.4 LICENSEE agrees that any sublicenses granted by it shall provide that the obligations to SKI of Article III, Sections 3.1 and 3.2, V, VII, VIII, IX, X, XI, XII, and XIV of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. LICENSEE further agrees to attach copies of these Articles to sublicense agreements.

      2.5 LICENSEE agrees to forward to SKI a copy of any and all fully executed sublicense agreements, and further agrees to forward to SKI annually a copy of such reports received by LICENSEE from its sublicensees during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.

      2.6 If LICENSEE receives from sublicensees anything of value in lieu of cash payments based upon payment obligations of any sublicense under this Agreement, LICENSEE shall pay SKI royalty income based on the fair market value of such payment, unless SKI waives in writing such payment obligation.

      2.7 The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not included in the Patent Rights.


                          ARTICLE III - DUE DILIGENCE
                          ---------------------------

      3.1 LICENSEE and its sublicensees shall use their best efforts to bring Licensed Products or Licensed Processes to market through a thorough, vigorous and diligent program for exploitation of the Patent Rights.

      3.2 In addition, LICENSEE shall be responsible for diligently and promptly taking all reasonable steps to secure all required and/or necessary governmental approvals to sell, exploit, or market any and all Licensed Products. LICENSEE shall advise SKI, through annual reports to be provided after December 31 of each year pursuant to Section 5.2 below, of its program of development for obtaining said approvals. In the event SKI, after full examination of each such report, determines that the LICENSEE is not taking reasonable steps to secure all required and/or necessary governmental approvals as specified above, SKI shall notify LICENSEE. If LICENSEE fails to so reasonably satisfy SKI, then SKI shall give notice of same and may terminate this Agreement pursuant to Section 12.3 below.

     3.3 LICENSEE's failure to perform in accordance with Sections 3.1 and 3.2 above shall be grounds for SKI to terminate this Agreement pursuant to Section
12.3 below.


                      ARTICLE IV - PAYMENTS AND ROYALTIES
                      -----------------------------------

     4.1 For the rights, privileges and licenses granted hereunder, LICENSEE shall pay to SKI, in the manner hereinafter provided, until the end of the last to expire patent of the Patent Rights or until this Agreement shall be terminated, as hereinafter provided, whichever occurs first:

      (a) A license issue fee of thirty thousand ($30,000), payable immediately upon signing this Agreement.

      (b) Milestone payments as follows: i) Two hundred thousand dollars ($200,000) upon LICENSEE's or its sublicensee's submission to any Regulatory Authority of the first New Drug Application (or European equivalent) for any Licesed Product; ii) Five hundred fifty thousand dollars ($500,000) upon the first Regulatory Authority approval of any New Drug Application (or European equivalent) for any Product submitted by LICENSEE or its sublicensee; iii) During the term of this agreement, LICENSEE agrees to pay SKI annual minimum royalty payments, starting after the first sale of Licensed Product in the amount of fifteen thousand dollars ($15,000) per Royalty Year pending issuance of a U.S. Patent, and after issuance of one or more such patents, of thirty thousand Dollars ($ 30,000) per Royalty Year. Such minimum royalty payments shall be prorated for the year of issuance.

      (c) A royalty in an amount equal to two point five percent ( 2.5 %) of the Net Sales when the cumulative Net Sales is less than Fifty Million Dollars ($50,000,000), three percent (3%) when the cumulative Net Sales is between Fifty Million Dollars ($50,000,000) and One Hundred Million Dollars ($100,000,000) and four percent (4%) when cumulative Net Sales exceed One hundred Million Dollars ($100,000,000).

In addition, LICENSEE shall pay SKI fifteen percent (15%) of income from sublicensees which is not based on Net Sales, but which is directly attributable to the license grant under this Agreement, e.g. up-front licensing fees.

LICENSEE's obligation to pay royalties under the License Agreement with respect to any country shall extend from the date of the First Commercial Sale of a Product in such country to the date of expiration or invalidation of the patent under which such Licensed Product is protected.

      (d) Patent expenses according to the terms of Article VI.

      4.2 No multiple royalties shall be payable because any Licensed Product, its manufacture, use, lease or sale are or shall be covered by more than one of the Patent Rights patent applications or Patent Rights patents licensed under this Agreement, or to be covered in more than one subsection of
Section 4.1 hereof.

      4.3 Royalty payments shall be paid in United States dollars in New York, NY, or at such other place as SKI may reasonably designate consistent with the laws and regulations controlling in any foreign country, but not in any other currency. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

      4.4   Interest

      (a) LICENSEE shall pay to SKI interest on any amounts not paid when due. Such interest will accrue from the fifteenth (15th) day after the payment was due at a rate two percent (2%) above the daily prime interest rate, as determined by The Chase Manhattan Bank (N.A.) or its successor entity, on each day the payment is delinquent, and the interest payment will be due and payable on the first day of each month after interest begins to accrue, until full payment of all amounts due SKI is made.

      (b) SKI's rights to receive such interest payments shall be in addition to any other rights and remedies available to SKI.

      (c) If the interest rate required in this Subsection exceeds the legal rate in a jurisdiction where a claim for such interest is being asserted, the required interest rate shall be reduced, for such claim only, to the maximum interest rate allowable in the jurisdiction.

      4.5   Third-Party Licenses

      (a) In the event that LICENSEE or its sublicenses making, having made, importing, using, offering for sale or selling a Licensed Product or Licensed Process infringes, will infringe or is alleged by a third party to infringe a third party's patent, the party becoming aware of same shall promptly notify the other party. The parties shall thereafter attempt to agree upon a course of action that may include: i) modification of the Licensed Product or Licensed Process or its use and manufacture so as to be non-infringing; or ii) obtaining a license or assignment of such third-party patent from such third party.

      (b) In the event the parties cannot agree on modifying the Licensed Product or Licensed Process pursuant to Subsection 4.5 (a), LICENSEE shall have the right to negotiate with said third party for a suitable license or assignment. Should such negotiation result in a consummated agreement, fifty percent (50%) any lump sum payment or royalties paid thereunder by LICENSEE or its sublicensees shall be offset against any royalties due to SKI, provided that such offset shall not reduce the royalties due to SKI in any Royalty Year below fifty percent (50%) of the royalty otherwise due in such Royalty Year.


                        ARTICLE V - REPORTS AND RECORDS
                        -------------------------------

      5.1 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to SKI hereunder. Said books of account shall be kept, for a period o three (3) years from the year in which sales have accrued, at LICENSEE's principal place of business or at the principal place of business of the appropriate Division of LICENSEE to which this Agreement relates. For the term of this Agreement, upon receipt of thirty (30) days prior written notice, LICENSEE shall allow SKI or its agents to inspect such books and records, no more than once annually, for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement. Should such inspection lead to the discovery of a greater than ten percent (10%) discrepancy in reporting to SKI's detriment, LICENSEE agrees to pay the full cost of such inspection.

      5.2 LICENSEE, within thirty (30) days after March 31, June 30, September 30 and December 31 of each year, shall deliver to SKI true and accurate reports, giving such particulars of the business conducted by LICENSEE and its sublicensees during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following, to be itemized per Licensed Product and Licensed Process:
      (a) Number of Licensed Products and Licensed Processes commercially used, manufactured and sold, rented or leased.
      (b) Total billings for Licensed Products and Licensed Processes commercially used, sold, rented or leased.
      (c)   Deductions applicable as provided in Paragraph 1.7.
      (d)   Total royalties due.
      (e)   Names and addresses of all sublicensees of LICENSEE.
      (f) Total royalty income from all revenues subject to sublicensees' royalties.
      (g)   Total sublicensing fee income.
      (h) Annually, the LICENSEE's certified financial statements for the preceding twelve (12) months including, at a minimum, a Balance Sheet and an Operating Statement, including full reporting of insurance coverage obtained, as required by Section 8.2 below.

      5.3 With each such report submitted, LICENSEE shall pay to SKI the royalties due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report.

      5.4 On or before the ninetieth (90th) day following the close of LICENSEE's fiscal year, LICENSEE shall provide SKI with LICENSEE's compiled financial statements as provided to its shareholders for the preceding fiscal year including, at a minimum, a Balance Sheet and an Operating Statement.

                           ARTICLE VI - PATENT PROTECTION
                           ------------------------------

      6.1 LICENSEE shall provide funds for all appropriate patent protection and support related expenses with respect to Patent Rights, including the cost of retaining patent counsel and the cost of making all necessary patent filings, prosecution, issuance and maintenance, so long as this Licensing Agreement shall remain in force and effect. Notwithstanding the forgoing, however, LICENSEE shall reimburse SKI five thousand US Dollars ($5,000) only for the expenses incurred to SKI prior to the Effective Date on filing of the provisional United States patent application entitled "Inhibitor of Differentiation Knockout Mammals And Methods of Use Thereof" filed on March 8, 2000 by Kenyon & Kenyon.


              ARTICLE VII - INFRINGEMENT AND THIRD-PARTY LICENSES
              ---------------------------------------------------

      7.1 SKI as owner of the Patent Rights shall control activities related to enforcing the Patents Rights. SKI is willing to retain the law firm of Gibbons, Del Deo, Dolan, Griffinger & Vecchione as the patent attorneys for such activities, provided that there is no significant conflict of interest and that the law firm of Gibbons, Del Deo, Dolan, Griffinger & Vecchione's performance is satisfactory to SKI. LICENSEE as the exclusive commercial user of the Patent Rights shall assume primary responsibility for enforcing the Patent Rights within relevant commercial markets in the Field of Use. In exercising these responsibilities, LICENSEE shall promptly contact alleged third party infringers and take all reasonable steps to persuade such third parties to desist from infringing the Patent Rights, including initiating and prosecuting an infringement action if necessary, or defending a challenge to the validity of the Patent Rights. LICENSEE also shall notify SKI of each instance of alleged infringement and shall keep SKI informed of all stages of Patent Rights enforcement. LICENSEE may use the name of SKI as party plaintiff. All costs of any action to enforce the Patent Rights taken by LICENSEE shall be borne by LICENSEE and LICENSEE shall keep any recovery of damages derived therefrom, the excess of such recovery over such costs shall be included in LICENSEE's Net Sales. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of SKI, which consent shall not unreasonably be withheld.

      7.2 During the term of this Agreement, SKI shall have the right, but shall not be obligated, to assume from LICENSEE the primary responsibility of enforcing the Patent Rights or any individual case of alleged or actual infringement. In such case SKI shall notify LICENSEE in writing of its intention to exercise this right, which will become effective within sixty (60) days of LICENSEE's receiving such written notice. SKI agrees to keep LICENSEE informed of all stages of its enforcing. SKI may use the name of LICENSEE as party plaintiff. All costs of any action to enforce the Patent Rights taken by SKI shall be borne by SKI and SKI shall share with LICENSEE any recovery of damages derived therefrom on a pro rata basis per costs incurred by SKI and LICENSEE respectively in such policing activity.

      7.3 LICENSEE shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer in the Field of Use for future use of the Patent Rights, with any royalty or up-front fees to be shared with SKI as per Article III above.

      7.4 Each party shall promptly notify the other in writing in the event that a third party shall bring a claim of infringement against SKI or LICENSEE, either in the United States or in any foreign country in which there are Patent Rights. If the alleged infringement is so substantial as to threaten the competitive position of LICENSEE and/or LICENSEE is temporarily enjoined from exercise of its license hereunder, and if SKI elects not to defend against such claim and not to obtain a license to permit LICENSEE to exercise its license free of such claim, then LICENSEE may in its own name and at its sole expense defend such claim and may compromise, settle or otherwise pursue such defense in such a manner and on such terms as LICENSEE shall see fit. SKI, at its own expense and through counsel of its selection may become a party to such defense and/or settlement and compromise. In any event, SKI shall have the right to defend, at its own expense, any such third party claim or action and to settle or compromise the same in such manner as its shall see fit. LICENSEE may participate in such litigation or claim on its behalf at its own expense.

      7.5 In the event LICENSEE is permanently enjoined from exercising its license rights granted hereunder pursuant to an infringement action brought by a third party, or if both LICENSEE and SKI elect not to undertake the defense or settlement of such a claim of alleged infringement for a period of six months from notice of such claim or suit, then LICENSEE's sole remedy shall be to terminate this Agreement with respect to the infringing patent claims following thirty (30) days' written notice to SKI and in accordance with the terms of Article -- hereof.

      7.6 In any infringement suit as either party may institute to enforce the Patent Rights against third parties pursuant to this Agreement, or in any infringement action brought against either party by a third party, each party hereto shall, at the request and expense of the other party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

      7.7 In the event that LICENSEE or its sublicensees making, having made, importing, using, offering for sale or selling a Product infringes, will infringe or is alleged by a third party to infringe a third party's patent, the party becoming aware of same shall promptly notify the other party. The parties shall thereafter attempt to agree upon a course of action that may include: (a) modification of the Product or its use and manufacture so as to be non-infringing; or (b) obtaining a license or assignment of such third-party patent from such third party, the royalty payable to SKI will be reduced by fifty percent (50%) of said third party royalty. However, the royalty payable to SKI will never be lower than fifty percent (50%) of the then running royalty rate.


            ARTICLE VIII - INDEMNIFICATION, PRODUCT LIABILITY
            -------------------------------------------------

      8.1 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold SKI, its Board of Managers, officers, employees and Affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Product(s) and/or Licensed Process(es) or arising from any obligation of LICENSEE hereunder.

      8.2 For the term of this Agreement, upon the commencement of production, sale, or transfer, whichever occurs first, of any Licensed Product or Licensed Process, LICENSEE shall obtain and carry in full force and effect general liability insurance which shall protect LICENSEE and SKI in regard to events covered by Section 8.1 above. Such insurance shall list SKI as an additional named insured thereunder, shall be endorsed to include liability coverage, and shall require thirty (30) days written notice to be given to SKI prior to any cancellation or material change thereof. The limits of such insurance shall not be less than one million dollars ($1,000,000) per occurrence with an aggregate of three million dollars ($3,000,000) for property damage. LICENSEE shall provide SKI with Certificates of Insurance evidencing the same.

      8.3 Except as otherwise expressly set forth in this Agreement, SKI MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING.


                         ARTICLE IX - EXPORT CONTROLS
                         ----------------------------

      It is understood that SKI is subject to United States Laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. SKI neither represents that a license shall not be required nor that, if required, it shall be issued.


                         ARTICLE X - NON-USE OF NAMES
                         ----------------------------

        LICENSEE shall not use the names of the SKI, or Memorial Sloan Kettering Cancer Center, nor any of its employees, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from SKI in each case.


                            ARTICLE XI - ASSIGNMENT
                            -----------------------

      11.1 This Agreement may not be assigned by LICENSEE without prior written consent from SKI, which consent shall not be unreasonably withheld.

      11.2 Notwithstanding the foregoing prohibition, LICENSEE may without SKI's consent, merge into, consolidate with, or transfer substantially all of its assets ("substantially" being EIGHTY PERCENT (80%) or more thereof) as an entirety to any corporation, so long as the successor surviving corporation in any such merger, consolidation, transfer or reorganization assumes in writing the obligations of this Agreement. Such merger, consolidation, transfer or reorganization shall not in any way be a breach of this Article XI, nor be any default under this Agreement.


                           ARTICLE XII - TERMINATION
                           -------------------------

      12.1 SKI may terminate this Agreement if LICENSEE becomes insolvent or, a petition in bankruptcy is filed against LICENSEE and is consented to, acquiesced in or remains undismissed for ninety (90) days; or makes a general assignment for the benefit of creditors, or a receiver is appointed for LICENSEE, and LICENSEE does not return to solvency before the expiration of a thirty (30) day period.

      12.2 Should LICENSEE fail to pay SKI license fees, royalties and patent expenses due and payable hereunder for more than sixty (60) days, SKI shall have the right to terminate this Agreement on thirty (30) days written notice, unless LICENSEE shall pay SKI within the thirty (30) day period, all such license fees, royalties and patent expenses and interest due and payable. Upon the expiration of the thirty (30) day period, if LICENSEE shall not have paid all such royalties, patent expenses and interest due and payable, the rights, privileges and license granted hereunder shall terminate, unless LICENSEE's failure to pay arises from a bona fide dispute concerning royalties due, in which case either of the parties may elect to pursue the alternative disputes resolution provided by Section 12.6 below.

      12.3 Upon any material breach of this Agreement by LICENSEE, other than those occurrences set out in Sections 12.1 and 12.2, and in Section 3.3 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Section 12.3, SKI shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by sixty (60) days' notice to LICENSEE. Such termination shall become effective unless LICENSEE shall have cured or challenged, under Section 12.6, the validity of the basis of, any such breach prior to the expiration of the sixty (60) day period.

      12.4  LICENSEE shall be entitled to terminate this Agreement upon sixty
(60) days advance written notice to SKI, in the event of SKI's material breach of any of the provisions of this Agreement, which breach is not cured (if capable of being cured) within this sixty (60) day period, or if conditions of
Section 7.6 apply.

      12.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. LICENSEE must return to SKI all materials relating to Licensed Product, Patent Rights and INVENTION; provided, however, that LICENSEE shall have the right for one year thereafter to dispose of all Licensed Products then in its inventory, and shall pay royalties thereon, in accordance with the provisions of Article IV and shall submit the related reports as required by Article V, as though this Agreement had not terminated.

         12.6 Other than any claim arising from LICENSEE's failure to pay license fees or patent expenses due under this contract, any controversy or bona fide disputed claim arising between the parties to this Agreement, which dispute cannot be resolved by mutual agreement shall, by the election of either party, be resolved by submitting to dispute resolution before a fact-finding mediation body composed of one or more experts in the field, selected by mutual agreement within thirty days of written request by either party. Said dispute resolution shall be held in New York at such place as shall be mutually agreed upon in writing by the parties. The fact-finding body shall determine who shall bear the cost of said resolution. In the event that the parties cannot mutually agree within said thirty (30) days on the dispute resolution body, the parties will apply the procedural rules of a mutually agreeable forum.

      12.7 Sections 8.1, 8.3, 12.5 and Article X of this Agreement shall survive termination.


           ARTICLE XIII - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS
           ---------------------------------------------------------

      Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

      In the case of SKI:

            Sloan-Kettering Institute for Cancer Research
            1275 York Avenue
            New York, New York  10021
                Attention:  James S. Quirk
                          Senior Vice President
                          Research Resources Management


      In the case of LICENSEE:

                  Angiogenex Inc.
                        1001 4th Ave Plaza
                        Seattle WA 98154
                        Attention: Michael Strage
                                   President


                    ARTICLE XIV - MISCELLANEOUS PROVISIONS
                    --------------------------------------

      14.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

      14.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

      14.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

      14.4 LICENSEE agrees to label any Licensed Products in conformity with all applicable laws and regulations.

      14.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

      14.6 This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be an original and all such counterparts shall together constitute but one and the same agreement.


      IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and duly executed this Agreement the day and year last set forth below.



Sloan-Kettering Institute for Cancer Research           Angiogenex

     By:______________________________        By:____________________________
        James S. Quirk                           Michael Strage
        Senior Vice President                    President
        Research Resources Management

     Date: April 3, 2000                      Date: March 30, 2000



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